Exhibit 3.6

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Averion International Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, as amended, of the Corporation, declaring said amendment to be advisable and that the directors took action to authorize this amendment pursuant to authority granted by a majority of the stockholders of the Corporation pursuant to the bylaws of the Corporation and Section 228 of the General Corporation Law of the State of Delaware. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation, as amended, of the Corporation be amended by changing Article IV(A) so that, as amended, said Article shall read as follows:

Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is seven hundred sixty million (760,000,000) shares, each with a par value of $0.001 per share. Seven hundred fifty million (750,000,000) shares shall be Common Stock and ten million (10,000,000) shares shall be Preferred Stock.

SECOND: That thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, approved the foregoing amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23rd day of May, 2007.

/s/ Philip T. Lavin
Dr. Philip T. Lavin, Chief Executive Officer